PRICING SUPPLEMENT
(To Prospectus, dated January 16, 1998, and Prospectus Supplement, dated January 16, 1998)

                                  $60,000,000

                   Washington Real Estate Investment Trust
     6.898% MandatOry Par Put Remarketed Securities-SM- ("MOPPRS-SM-")
                             due February 25, 2018

                             --------------------

     Washington Real Estate Investment Trust, a Maryland real estate investment trust (the "Trust"), is offering $60 million in aggregate principal amount of its 6.898% MandatOry Par Put Remarketed Securities-SM- ("MOPPRS-SM-") due February 25, 2018. The annual interest rate on the MOPPRS to February 25, 2008 is 6.898%. The MOPPRS are Medium-Term Notes of the Trust, as described in the accompanying Prospectus Supplement, dated January 16, 1998 (the "Prospectus Supplement") and the accompanying Prospectus, dated January 16, 1998 (the "Prospectus"). The description of the particular terms of the MOPPRS set forth in this Pricing Supplement supplements, and to the extent inconsistent therewith replaces, the description of the terms and provisions of Medium-Term Notes in the Prospectus Supplement. THE MOPPRS ARE SUBJECT TO MANDATORY TENDER ON FEBRUARY 25, 2008 (THE "REMARKETING DATE"). If Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the MOPPRS as described herein, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date except in the limited circumstances described herein. See "Description of the MOPPRS - Tender of MOPPRS; Remarketing." If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Trust will be required to repurchase the MOPPRS from the beneficial owners ("Beneficial Owners") thereof at 100% of the principal amount thereof plus accrued interest, if any. See "Description of the MOPPRS - Repurchase."

     Interest on the MOPPRS is payable semi-annually on February 25 and August 25 of each year, commencing August 25, 1998. Except in the limited circumstances described herein, the MOPPRS are not subject to redemption by the Trust on or prior to the Remarketing Date. After the Remarketing Date, the MOPPRS are subject to redemption by the Trust, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest.

     Ownership of the MOPPRS will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the MOPPRS will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Beneficial Owners of the MOPPRS will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the MOPPRS will be made in immediately available funds. The secondary market trading activity in the MOPPRS will therefore settle in immediately available funds. All payments of principal and interest on the MOPPRS will be made by the Trust in immediately available funds so long as the MOPPRS are maintained in book-entry form. Beneficial interests in the MOPPRS may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

                             --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The MOPPRS will be sold to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the Underwriter (as defined below) at the time of each sale. The net proceeds to the Trust will be 101.2% of the principal amount of the MOPPRS sold and the aggregate net proceeds to the Trust will be $60,720,000, plus accrued interest, if any, from February 25, 1998. For further information with respect to the plan of distribution, see "Supplemental Plan of Distribution."

                             --------------------

     The MOPPRS are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by the Underwriter and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the MOPPRS will be made through the book-entry facilities of DTC on or about February 25, 1998.

                             --------------------
                              Merrill Lynch & Co.
                             --------------------

              The date of this Pricing Supplement is February 20, 1998.

-------------------
"Mandatory Par Put Remarketed Securities-SM-" and "MOPPRS-SM-" are service marks owned by Merrill Lynch & Co., Inc.

     The Underwriter may engage in transactions that maintain or otherwise affect the price of the MOPPRS. Such transactions may include over-allotment transactions and the purchase of MOPPRS to cover the Underwriter's short positions. For a description of these activities, see "Supplemental Plan of Distribution."

                                USE OF PROCEEDS

     The net proceeds to the Trust from the sale of the MOPPRS will be used to
(i) repay certain borrowings outstanding under the Trust's lines of credit that currently bear interest at a weighted average rate of 6.865% and are due on dates ranging from February 27, 1998 to January 31, 1999 and (ii) for general operations of the Trust, including acquisitions, capital expenditures and working capital requirements.

                           DESCRIPTION OF THE MOPPRS

General

     The MOPPRS are Fixed Rate Notes (as such term is defined in the Prospectus Supplement) and are part of the Medium-Term Notes of the Trust ("Medium-Term Notes") described in the Prospectus Supplement. The MOPPRS are to be issued under the Indenture, dated as of August 1, 1996 (the "Indenture"), between the Trust and The First National Bank of Chicago, as trustee (the "Indenture Trustee"), which is more fully described in the Prospectus. The following description of the terms of the MOPPRS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Medium-Term Notes set forth in the Prospectus Supplement. The MOPPRS will mature on February 25, 2018 (the "Stated Maturity Date").

     The MOPPRS will be senior unsecured obligations of the Trust and will be limited to $60,000,000 aggregate principal amount.

     The MOPPRS will bear interest at the annual interest rate of 6.898% to February 25, 2008 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the MOPPRS, except in the limited circumstances described herein, (i) the MOPPRS will be subject to mandatory tender by the Beneficial Owners thereof to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the MOPPRS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See "Tender of MOPPRS; Remarketing" below.

     Under the circumstances described below, the MOPPRS are subject to redemption by the Trust from the Remarketing Dealer on the Remarketing Date. See "Redemption" below. After the Remarketing Date, the MOPPRS are subject to redemption by the Trust, in whole or in part on the terms described below. See "Redemption" below. The MOPPRS are not subject to repayment at the option of the holders thereof.

     If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Trust will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any.
See "Repurchase" below.

     The MOPPRS will bear interest from February 25, 1998, payable semi-annually on February 25 and August 25 of each year (each, an "Interest Payment Date"), commencing August 25, 1998, to the persons in whose name the MOPPRS are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"), notwithstanding any statement to the contrary contained in the Prospectus Supplement. Interest on the MOPPRS will be computed on the basis of a 360-day year of twelve 30-day months. "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

     Interest payable on any Interest Payment Date and at the Stated Maturity Date or date of earlier redemption or repurchase shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including February 25, 1998, if no interest has been paid or duly provided for with respect to the MOPPRS) to but excluding such Interest Payment Date or the Stated Maturity Date or date of redemption or repurchase, as the case may be. If any Interest Payment Date or the Stated Maturity Date or date of redemption or repurchase of MOPPRS falls on a day that is not a Business Day, the payment shall be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase, as the case may be.

     The MOPPRS will be issued in denominations of $1,000 and integral multiples thereof.

Tender of MOPPRS; Remarketing

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS, in the event that the Remarketing Dealer elects to purchase the MOPPRS and remarkets the MOPPRS on the Remarketing Date.

     Mandatory Tender. Provided that the Remarketing Dealer gives notice to the Trust and the Indenture Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing (the "Notification Date"), each MOPPRS will be automatically tendered, or deemed tendered, by the holder thereof to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "Repurchase" or "Redemption" below. The purchase price for the tendered MOPPRS to be paid by the Remarketing Dealer will equal 100% of the principal amount thereof. See "Notification of Results; Settlement" below. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, each MOPPRS will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date will be subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Trust and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. If the Remarketing Dealer purchases MOPPRS on the Remarketing Date, it must purchase all the MOPPRS. If for any reason the Remarketing Dealer does not purchase all MOPPRS on the Remarketing Date, the Trust will be required to repurchase from the Beneficial Owners thereof, and the Beneficial Owners will be required to sell to the Trust, all the MOPPRS at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. See "Repurchase" below.

     The Interest Rate to Maturity shall be determined in accordance with the procedures set forth herein by the Remarketing Dealer by 3:30 p.m., New York City time, on and as of the third Business Day immediately preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum and will be equal to the sum of 5.598% (the "Base Rate") plus the Applicable Spread (as defined below) which will be based on the Dollar Price (as defined below) of the MOPPRS.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date, and (iii) a stated annual interest rate, payable semi-annually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and holders of the MOPPRS, the Trust and the Indenture Trustee.

     "Dollar Price" means, with respect to the MOPPRS, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

     "Reference Corporate Dealers" mean leading dealers of publicly traded debt securities of the Trust in The City of New York (which may include the Remarketing Dealer or one of its affiliates) selected by the Remarketing Dealer.

     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for such Remarketing Date.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MOPPRS being remarketed.

     "Comparable Treasury Price" means, with respect to the Remarketing Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or
(b) if such page (or any successor page) is not displayed or does not contain such offer prices on the Determination Date, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MOPPRS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

     Notification of Results; Settlement. Provided the Remarketing Dealer has previously notified the Trust and the Indenture Trustee on the Notification Date of its intention to purchase all of the MOPPRS on the Remarketing Date, the Remarketing Dealer will notify the Trust, the Indenture Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity. All of the tendered MOPPRS will be automatically delivered to the account of the Indenture Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

     In the event the Remarketing Dealer purchases the MOPPRS on the Remarketing Date, the Remarketing Dealer will make or cause the Indenture Trustee to make payment to the DTC Participant of each Beneficial Owner of MOPPRS, by book entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's

MOPPRS, of 100% of the principal amount of the MOPPRS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it will be the obligation of the Trust to make or cause to be made such payment for the MOPPRS, as described below under "Repurchase." In any case, the Trust will make or cause the Indenture Trustee to make payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book entry through DTC by the close of business on the Remarketing Date.

     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the MOPPRS delivered by book entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of MOPPRS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of MOPPRS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing. In addition, the Remarketing Dealer may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

     As long as DTC's nominee holds the certificates representing any MOPPRS in the book entry system of DTC, no certificates for such MOPPRS will be delivered by any selling Beneficial Owner to reflect any transfer of such MOPPRS effected in the remarketing. In addition, under the terms of the MOPPRS and the Remarketing Agreement (described below), the Trust has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the MOPPRS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see "Description of Debt Securities-Global Securities" in the Prospectus and "Description of Notes - Book-Entry Notes" in the Prospectus Supplement.

     The Remarketing Dealer. The Trust and the Remarketing Dealer are entering into a Remarketing Agreement (the "Remarketing Agreement"), the general terms and provisions of which are summarized below.

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Trust in connection with the remarketing.

     The Trust will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the MOPPRS as described herein, the obligation of the Remarketing Dealer to purchase MOPPRS from Beneficial Owners of MOPPRS will be subject to several conditions precedent set forth in the Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the condition of the Trust and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity following the initial determination thereof, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events as set forth in the Remarketing Agreement.

     No Beneficial Owner of any MOPPRS shall have any rights or claims under the Remarketing Agreement or against the Trust or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MOPPRS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 days after the delivery to the Trust and the Indenture Trustee of notice of such resignation. In such case, it shall be the sole responsibility of the Trust to appoint a successor Remarketing Dealer, if any.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of MOPPRS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Trust as freely as if did not act in any capacity under the Remarketing Agreement.

Repurchase

     In the event that (i) the Remarketing Dealer for any reason does not notify the Trust of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, a material adverse change in the condition of the Trust and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (iv) the Remarketing Dealer elects not to remarket the MOPPRS, or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Trust will repurchase all the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Trust to the DTC Participant of each applicable Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's MOPPRS.

Redemption

     If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "Tender of MOPPRS; Remarketing" and "Repurchase" and to the Trust's right to redeem the MOPPRS from the Remarketing Dealer as described in the next sentence. The Trust will notify the Remarketing Dealer and the Indenture Trustee, not later than the Business Day immediately preceding the Determination Date, if the Trust irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price.

     The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Trust elects to redeem the MOPPRS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

     Provided that the MOPPRS have not been repurchased or redeemed as described above, following the remarketing of the MOPPRS, the Trust will have the right to redeem the MOPPRS from the Beneficial Owners thereof, in whole or in part, at any time thereafter, at a redemption price determined by the Trust equal to the sum of (i) the principal amount of the MOPPRS being redeemed, plus accrued and unpaid interest thereon to the redemption date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to such MOPPRS (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any MOPPRS called for redemption shall have been made available on the redemption date referred to in such notice, such MOPPRS will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Beneficial Owners from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such MOPPRS in accordance with such notice.

     Notice of any optional redemption of any MOPPRS will be given to Beneficial Owners at their addresses, as shown in the security register for the MOPPRS, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the MOPPRS held by such Beneficial Owner to be redeemed. If less than all of the MOPPRS are to be redeemed, the particular MOPPRS to be redeemed shall be selected by such method as the Indenture Trustee deems fair and appropriate.

     As used herein:

          "Make-Whole Amount" means, in connection with any optional redemption of any MOPPRS, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of any interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the applicable Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the MOPPRS being redeemed.

          "Reinvestment Rate" means 0.25% plus the yield on treasury securities at a constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Trust.

               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the MOPPRS is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. With respect to such United States Federal income tax consequences, the following summary replaces, in its entirety, the discussion in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Considerations." It deals only with MOPPRS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding MOPPRS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. Persons considering the purchase of the MOPPRS should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MOPPRS arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a MOPPRS that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States Federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a MOPPRS is effectively connected with the conduct of a United States trade or business. As used herein the term "non-U.S. Holder" means a beneficial owner of a MOPPRS that is not a U.S. Holder.

     The United States Federal income tax treatment of debt obligations such as the MOPPRS is not entirely certain. Because the MOPPRS are subject to mandatory tender on the Remarketing Date, the Trust intends to treat the MOPPRS as maturing on the Remarketing Date for United States Federal income tax purposes. By purchasing the MOPPRS, the U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Based on such treatment, interest on the MOPPRS will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting). Under the foregoing, if the MOPPRS are issued to the Holder at par value or alternatively, the excess of the par value over the issue price does not exceed the statutory de minimis amount (generally 1/4 of 1% of the MOPPRS' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from its issue date), the MOPPRS will not be treated as having original issue discount.

     If the MOPPRS are issued at a discount greater than the statutory de minimis amount, a Holder must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the Holder's regular method of accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a MOPPRS would be the sum of the daily portions of original issue discount with respect to such MOPPRS for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such MOPPRS. The "daily portion" of original issue discount on any MOPPRS is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the MOPPRS, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the MOPPRS' adjusted issue price at the beginning of such accrual period and the yield to maturity of the MOPPRS (as appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a MOPPRS at the beginning of any accrual period is the sum of the issue price of the MOPPRS plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the MOPPRS that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the foregoing treatment, upon the sale, exchange or retirement of a MOPPRS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the MOPPRS. A U.S. Holder's adjusted tax basis in a MOPPRS generally will equal such U.S. Holder's initial investment in the MOPPRS increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such MOPPRS. Such gain or loss will generally be long-term capital gain or loss if the MOPPRS were held for more than one year.

     The Taxpayer Relief Act of 1997 (the "Act") reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). The tax rates applicable to gains from capital assets held by individual taxpayers for more than one year but less than eighteen months (mid-term capital gains) or for one year or less (short-term capital gains) were not changed by the Act. The Act does not change the capital gain rates for corporations. Prospective investors should consult their own tax advisors concerning these tax law changes.

     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Trust's treatment of the MOPPRS and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the MOPPRS as maturing on the Stated Maturity Date.

     In the event the MOPPRS were treated as maturing on the Stated Maturity Date for United States Federal income tax purposes, because the Interest Rate to Maturity will not be determined until the Determination Date, the MOPPRS would be treated as having contingent interest under the Internal Revenue Code of 1986, as amended (the "Code"). In such event, under Treasury Regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), the Trust would be required to construct a projected payment schedule for the MOPPRS, based upon the Trust's current borrowing costs for comparable debt instruments of the Trust, from which an estimated yield on the MOPPRS would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the MOPPRS at the beginning of each interest accrual period and the estimated yield of the MOPPRS. In general, for these purposes, a MOPPRS' adjusted issue price would equal the MOPPRS's issue price increased by the interest previously accrued on the MOPPRS, and reduced by all payments made on the MOPPRS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     In addition, the character of any gain or loss, upon the sale or exchange of a MOPPRS (including a sale pursuant to the mandatory tender on the Remarketing Date) by a U.S. Holder, will likely differ if the MOPPRS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MOPPRS, unless such non-U.S. Holder owns directly or by attribution 10% or more of the voting power of the Trust, is a controlled foreign corporation related to the Trust or is a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the MOPPRS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MOPPRS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a MOPPRS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The MOPPRS will not be includible in the estate of a non-U.S. Holder unless the individual owns directly or by attribution 10% or more of the voting power of the Trust or, at the time of such individual's death, payments in respect of the MOPPRS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MOPPRS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MOPPRS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a MOPPRS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

New Withholding Regulations

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.


                             ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Trust and the Remarketing Dealer, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the MOPPRS are acquired by a Plan with respect to which the Trust or the Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of MOPPRS to the Remarketing Dealer could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions.

     Accordingly, prior to making an investment in the MOPPRS, a Plan should determine whether the Trust or the Remarketing Dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the MOPPRS, Plans should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the MOPPRS is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                          SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement (as supplemented by a terms agreement dated as of the date hereof and relating to the MOPPRS, the "Distribution Agreement"), between the Trust and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), the Trust has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Trust, the entire principal amount of the MOPPRS at a price equal to 101.2% of the principal amount thereof.

     In the Distribution Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the MOPPRS offered hereby if any MOPPRS are purchased. The Underwriter has advised the Trust that the Underwriter proposes to offer the MOPPRS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The Underwriter may effect such transactions by selling MOPPRS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of MOPPRS for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the MOPPRS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of MOPPRS by them may be deemed to be underwriting compensation.

     The MOPPRS are a new issue of securities with no established trading market. The Trust has been advised by the Underwriter that the Underwriter intends to make a market in the MOPPRS, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MOPPRS.

     The Underwriter is permitted to engage in certain transactions that maintain or otherwise affect the price of the MOPPRS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriter in connection with the offering. If the Underwriter creates a short position in the MOPPRS in connection with the offering, i.e., if it sells MOPPRS in an aggregate principal amount exceeding that set forth on the cover page of this Pricing Supplement, the Underwriter may reduce that short position by purchasing MOPPRS in the open market.

     In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Trust nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MOPPRS. In addition, neither the Trust nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the Underwriter and/or its affiliates have engaged and may in the future engage in investment banking transactions with and perform services for the Trust and certain of its affiliates.

     The Trust has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Act, or to make contribution to certain payments in respect thereof.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement, the Prospectus Supplement or the Prospectus in connection with the offer made by this Pricing Supplement, the Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Trust or the Underwriter. Neither the delivery of this Pricing Supplement, the Prospectus Supplement and the Prospectus nor any sale made hereunder and thereunder shall under any circumstance create an implication that there has been no change in the affairs of the Trust since the date hereof. This Pricing Supplement, the Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                              TABLE OF CONTENTS

                             Pricing Supplement


                                                                       Page

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . .    PS-2

Description of the MOPPRS. . . . . . . . . . . . . . . . . . . . . .    PS-2

Certain United States Federal Income
  Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . .    PS-7

ERISA Considerations . . . . . . . . . . . . . . . . . . . . . . . .   PS-10

Supplemental Plan of Distribution. . . . . . . . . . . . . . . . . .   PS-11


                                 $60,000,000

                            Washington Real Estate
                               Investment Trust


                           6.898% MandatOry Par Put
                           Remarketed Securities-SM-
                                  ("MOPPRS-SM-")
                            due February 25, 2018




                               ------------------
                               PRICING SUPPLEMENT
                               ------------------



                               Merrill Lynch & Co.



                               February 20, 1998






                          "MandatOry Par Put Remarketed
                      Securities-SM-" and "MOPPRS-SM-" are
                      service marks owned by Merrill Lynch
                                  & Co., Inc.